Exhibit 21.1

Subsidiaries of Tucows Inc., a Pennsylvania corporation

1.               Tucows (Delaware) Inc., a Delaware corporation, is a wholly owned subsidiary of Tucows.

2.               Tucows.com Co., a Nova Scotia corporation, is a wholly owned subsidiary of Tucows (Delaware) Inc.

3.               Tucows (UK) Limited, a company incorporated in England and Wales, is a wholly owned subsidiary of Tucows.com Co.

4.               Infoloans Corp., a Delaware corporation, is a wholly owned subsidiary of Tucows.

5.               Infonautics Co., a Pennsylvania corporation, is a wholly owned subsidiary of Tucows.

6.               Infoprop, Inc., a Delaware corporation is a wholly owned subsidiary of Infonautics Co.

7.               InfoLoans2 Corp., a Delaware corporation is a wholly owned subsidiary of Infonautics Co.